Exhibit 10.1
Annex A
SEVERANCE COMPENSATION, ETC.
(1)	A lump sum payment in an amount equal to three times the sum of (A) Base Pay (at the rate in effect for the year in which the Termination Date occurs), plus (B) Incentive Pay Target (or, if the Incentive Pay Target shall not have been established or shall be reduced after a Change in Control, the highest aggregate Incentive Pay Target as in effect for any of the three fiscal years immediately preceding the year in which the Change in Control occurred).

(2)	(A) For any Welfare Benefits that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination or denial described in Section 1(l)(ii)) that are considered to be “reimbursement arrangements” covered under Section 1.409A-1(b)(9)(iv)(A) of the Code:
(i)	for a period of 18 months following the Termination Date (the “Continuation Period”), the Company will arrange to provide the Executive with Welfare Benefits substantially similar to those that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 1(l)(ii)) except that the level of any such Welfare Benefits to be provided to the Executive may be reduced in the event of a corresponding reduction generally applicable to all similarly situated recipients of or participants in such Welfare Benefits. If and to the extent that any benefit described in this Paragraph 2 is not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or any Subsidiary, as the case may be, then the Company will itself pay or provide for the payment to the Executive, Executive’s dependents and beneficiaries, of such Welfare Benefits along with, in the case of any benefit described in this Paragraph 2 that is subject to tax because it is not or cannot be paid or provided under any such policy, plan, program or arrangement of the Company or any Subsidiary, an additional amount such that after payment by the Executive, or Executive’s dependents or beneficiaries, as the case may be, of all taxes so imposed, the recipient retains an amount equal to such taxes. Such tax payment will be made to the Executive by the Company no later than December 31st of the year in which the Executive remits such tax payments to the appropriate taxing authorities.

(ii)	the Company will pay to the Executive, in a lump sum within the time period described in Section 4(a), an amount equal to the difference between (1) the present value of the continuation of such benefits for 18 months and (2) the present value of the benefits the Executive will receive under Paragraph 2(A)(i).

(B)	Notwithstanding the foregoing, or any other provision of the Agreement, for purposes of determining the period of continuation coverage to which the Executive or any of Executive’s dependents is entitled pursuant to Section 4980B of the Code under the Company’s medical, dental and other group health plans, or successor plans, the Executive’s “qualifying event” will be the termination of the Continuation Period and the Executive will be considered to have remained actively employed on a full-time basis through that date, provided, however, that (1) with respect to health benefits the continuation period will in all events terminate on the 18-month anniversary of the termination date as so determined and (2) the Company will pay, or reimburse the Executive for, all COBRA continuation costs during such period.

(C)	For purposes of the immediately preceding sentence and for purposes of calculating service or age to determine the Executive’s eligibility for welfare benefits, including benefits under any retiree medical benefits or life insurance plan or policy, the Executive will be considered to have remained actively employed on a full-time basis through the termination of the Continuation Period.

(D)	For any Welfare Benefits that the Executive was receiving or entitled to receive immediately prior to the Termination Date (or, if greater, immediately prior to the reduction, termination, or denial described in Section 1(l)(ii)) that are not considered to be “reimbursement arrangements” covered under Section 1.409A-1(b)(9)(iv)(A) of the Code, the Company shall pay to the Executive, within the time period described in Section 4(a), in a lump sum, an amount equal to the present value of the continuation of such benefits for 18 months following the Termination Date.

(E)	Welfare Benefits otherwise receivable by the Executive pursuant to this Paragraph 2 will be reduced to the extent comparable Welfare Benefits are actually received by the Executive from another employer during the Continuation Period following the Executive’s Termination Date, and any such Welfare Benefits actually received by the Executive will be reported by the Executive to the Company.
(3)	The Non-Competition Period contemplated by Section 8(a) will be 12 months from the Termination Date.

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